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                                                                Exhibit 12.01

                   Ratio of earning (loss) to fixed charges

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

                                          Year Ending   Nine Months         Year Ending
                                         December 31,      Ending    ------------------------
                                        --------------  December 31, December 31, December 31,
                                         1997    1998       1999         2000         2001
                                        -------  -----  ------------ ------------ ------------
Earnings:
   Income (loss) from continuing
     operations before taxes........... $ 7,110  3,055     11,182       (6,801)     (13,402)
   (Income) loss from equity investees.      --     --         --           --           --
   Fixed Charges.......................   5,330  6,509     27,268       43,569       39,543
                                        -------  -----     ------       ------      -------
                                         12,440  9,564     38,450       36,768       26,141
Fixed charges:
   Interest expensed...................   4,672  5,489     23,150       38,001       34,895
   Interest capitalized................      --     --         --           --           --
   Amortized premiums, discounts,
     capital expenses related to
     indebtedness......................      62    226      1,438        1,971        1,781
   Estimated interest within rental
     expense...........................     596    794      2,680        3,597        2,867
                                        -------  -----     ------       ------      -------
       Total fixed charges............. $ 5,330  6,509     27,268       43,569       39,543
Ratio of earnings to fixed charges.....   2.33 x 1.47 x      1.41x        0.84x       0.66 x
                                        =======  =====     ======       ======      =======
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